Exhibit 5

                             FISH & RICHARDSON P.C.
                               225 Franklin Street
                                Boston, MA 02110



                                November 19, 2004


LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, NY  10977

Re:      FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel for LeCroy Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on November 19, 2004 (the "Registration Statement").

The Registration Statement effects the registration of 1,629,284 shares of the common stock, $0.01 par value per share, of the Company (the "Shares"), that are to be issued by the Company pursuant to the LeCroy Corporation (CATC) Special 2000 Stock Option Plan, LeCroy Corporation (CATC) 2000 Stock Incentive Plan, LeCroy Corporation (CATC) 1994 Stock Option Plan and LeCroy Corporation 2004 Employment Inducement Stock Plan (together the "Plans" and each a "Plan").

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to a Plan will be issued in accordance with the terms of such Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares. Without prejudice to the generality of the foregoing, we assume that in connection with each award of shares of restricted stock under the Plans, the Company will require the recipient of the award upon issuance of such shares to pay a cash purchase price at least equal to the par value of such shares.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plans and against the payment of any purchase price therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ FISH & RICHARDSON P.C.